Exhibit 3.4

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

iFIT Health & Fitness Inc

(Under Sections 242 and 245 of the Delaware General Corporation Law)

iFIT Health & Fitness Inc (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

FIRST. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 20, 1999, under the name “HF Holdings, Inc.” (the “Original Certificate of Incorporation”).

SECOND. The Board of Directors of the Corporation (the “Board of Directors”) adopted resolutions proposing to amend and restate the Original Certificate of Incorporation, as previously amended and/or restated, to read in its entirety as set forth in this Amended and Restated Certificate of Incorporation (the “Certificate”), and the stockholders of the Corporation have duly approved this Certificate by consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL.

THIRD. Pursuant to Sections 242 and 245 of the DGCL, the Original Certificate of Incorporation of the Corporation, as previously amended and/or restated, is hereby further amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is “iFIT Health & Fitness Inc”.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE IV

AUTHORIZED STOCK

1. Total Authorized.

1.1. The total number of shares of all classes of stock that the Corporation has authority to issue is 6,050,000,000 shares, consisting of three classes: 3,000,000,000 shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), 3,000,000,000 shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

1.2. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.

2. Preferred Stock.

2.1. The Board of Directors is authorized, to the fullest extent permitted by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and, except where otherwise provided in this Certificate or in the applicable Certificate of Designation, to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series of Preferred Stock is required pursuant to the terms of any Certificate of Designation.

2.2. Except as otherwise expressly required pursuant to the terms of any Certificate of Designation, (i) any series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of the Preferred Stock, or any future class or series of capital stock of the Corporation.

3. Rights of Class A Common Stock and Class B Common Stock.

3.1. Equal Status. Except as otherwise provided in this Certificate or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

3.2. Voting Rights. Except as otherwise provided in this Certificate or as required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation

(as the same may be amended and/or restated from time to time, the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to applicable law or this Certificate (including any Certificate of Designation). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

3.3. Dividends and Distribution Rights. Subject to the last sentence of this Section 3.3, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors on the Class A Common Stock or the Class B Common Stock out of any assets of the Corporation legally available therefor, and no dividend or other distribution shall be declared or paid on the Class A Common Stock or the Class B Common Stock unless an identical dividend is simultaneously declared and paid on the other class of Common Stock; provided, however, that in the event a dividend is declared and paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3.4. Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership and voting power between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3.5. Liquidation, Dissolution or Winding Up. Except as expressly required pursuant to the terms of any Certificate of Designation, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be treated as a single class and shall be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. A merger or consolidation of the corporation shall not be a liquidation, dissolution or winding up of the corporation for purposes of this Section 3.5.

3.6. Merger or Consolidation. In the case of any consideration distributed or paid to holders in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction (other than the transactions identified in Sections 3.3, 3.4 or 3.5 resulting in a distribution or payment to holders of the Class A Stock or the Class B Stock in respect of their shares of Class A Common Stock or Class B Common Stock, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have up to ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, and reflect any other rights of the Class B Common Stock that may differ from the Class A Common Stock, as set forth herein, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3.7: Stapling. Transfer of the shares of Common Stock received by LC9 Connected Holdings LP, a Delaware limited partnership (“L Catterton”), pursuant to Section 1.1(e) of the Omnibus Investor Agreement, dated as of      , 2021 by and among L Catterton, Icon Preferred Holdings, L.P. (“Pamplona”), the Corporation and the other parties thereto (the “Omnibus Agreement”) shall be transferable to a transferee only if transferred in the manner set forth in Section 5.3 of the Company Bylaws, and any purported transfer that is not made in such manner shall be void ab initio and of no effect. It is the intention of the Corporation that for so long as a share of Common Stock is required to be transferred in the manner set forth in Section 5.3 of the Company Bylaws (as such Bylaws exist as of the date hereof) shall be treated for U.S. federal income tax purposes as a single integrated security that constitutes stock and this Section 3.7 shall be interpreted in a manner consistent therewith.

ARTICLE V

CLASS B COMMON STOCK CONVERSION

1. Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to 5:00 p.m. ET on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

2. Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of (i) the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class, or (ii) 5:00 p.m. ET on the date on which the Corporation first has actual knowledge that the outstanding shares of Class B Common Stock represent less than fifteen percent (15%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding (the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 2 of Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic

Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

3. Conversion on Transfer. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, at 5:00 p.m. ET on the day prior to a Transfer (as defined below), of such share of Class B Common Stock.

4. Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate or the Bylaws, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of 5:00 p.m. ET on the date prior to the date the Corporation determines such Transfer to have occurred and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any vote of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder. The stock certificates, if any, issued with respect to the Class B Common Stock shall, upon an Automatic Conversion or a conversion pursuant to Section 3 of this Article V, evidence and represent the same number of shares of Class A Common Stock into which the Class B Common Stock were converted until such certificates are surrendered to the Corporation for exchange for new certificates representing such shares of Class A Common Stock.

5. Definitions.

(a) “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.

(b) “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(c) “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a Permitted Trust solely for the benefit of (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any entity described in clause (b); or (b) any general partnership, limited partnership, limited liability company, corporation or other entity majority owned (in voting and economic power) by (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any entity described in clause (b).

(d) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, (B) any Permitted Entity of such Qualified Stockholder, or (C) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder; or

(ii) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

(e) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(f) “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder or Permitted Entity of the Qualified Stockholder, (ii) a Family Member or Permitted Entity of the Family Member, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(g) “Qualified Stockholder” shall mean: (a) Scott Watterson; (b) SW ICON LLC, for so long as it is majority owned (in voting and economic power) by Scott Watterson; and (c) a Permitted Transferee.

(h) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, that is not a Permitted Transfer, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5 of Article V:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(v) the fact that, as of the IPO Date or at any time after the IPO Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer;

(vi) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(vii) the transfer of a member interest in a limited liability company or other entity that owns Class B Common Stock provided such transfer does not change the control or management of such entity; or

(viii) the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) in connection with a merger or consolidation that has been approved by the Board of Directors.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially owned by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if, in either case, there occurs a Transfer on a cumulative basis of a majority of the voting or economic power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are holders of voting securities of any such entity or Parent of such entity, or that are otherwise a Qualified Stockholder, Permitted Entity or Permitted Transferee.

(i) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share including, without limitation, by proxy, voting agreement or otherwise.

6. Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be automatically retired and shall not be reissued by the Corporation.

7. Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution previously declared but not yet paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date.

8. Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, seeking the requisite stockholder approval of any necessary amendment to this Certificate. All shares of Class A Common Stock which are so issuable shall, when issued upon conversion of outstanding shares of Class B Common Stock as provided herein, be duly and validly issued, fully paid and non-assessable shares of Class A Common Stock. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

ARTICLE VI

MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. Except as otherwise provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Board.

3. Classified Board. Other than any directors elected by the holders of one or more outstanding series of Preferred Stock, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board. The number of directors in each class shall be divided as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Class A Common Stock to the public (the “Initial Public Offering Closing”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Initial Public Offering Closing, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Initial Public Offering Closing. At each annual meeting of stockholders following the Initial Public Offering Closing, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

4. Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission. Any director (other than any director elected solely by the holders of any outstanding series of Preferred Stock) may be removed from the Board of Directors at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any director.

5. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board of Directors, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the Board of Directors, or by a sole remaining director, or, until such time as all shares of Class B Common Stock of the Corporation have converted into shares of Class A Common Stock of the Corporation pursuant to the terms of Article V of this Certificate, by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

6. Preferred Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate and the Certificate of Designation applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 2 of this Article VI, and the total number of directors constituting the Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors the Certificate of Designation establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

7. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

8. Fractional Voting. The member of the Board nominated by the Board Rights Holder (as such term is defined in the Corporation’s 7.0% Note due      , 2027 issued to Icon Preferred Holdings, L.P. under the Omnibus Investor Agreement dated as of         , 2021, the “Omnibus Investor Agreement”) by and among Icon Preferred Holdings L.P., LC9 Connected Holdings, LP, a Delaware limited partnership, the Corporation and others in respect of the Pamplona Note IPO Entitlement Amount (as defined in the Omnibus Investor Agreement))

shall (i) at any time when the Board has fewer than eleven (11) members, cast a fraction (rounded down to the nearest tenth of a vote) of a vote on any action of the Board (whether under this Certificate of Incorporation, the Bylaws, the DGCL or otherwise), whether taken at a meeting of the Board or by written consent of the Board, such that the number of votes that may be cast by such member does not exceed nine percent (9%) of the total number of votes that may be cast by all of the members of the Board at such time and (ii) in the case of matters of a committee of the Board that includes such member, cast a fraction (rounded down to the nearest tenth of a vote) of a vote on any action of such committee (whether taken under this Certificate of Incorporation, the Bylaws, the DGCL or otherwise), whether taken at a meeting of such committee or by written consent of such committee, such that the number of votes that may be cast by such member does not exceed nine percent (9%) of the total number of votes that may be cast by all of the members of such committee at such time.

ARTICLE VII

DIRECTOR LIABILITY

To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Article VII Section 1, or adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 1 of Article VII, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VIII

MATTERS RELATING TO STOCKHOLDERS

1. Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, from and after the time that the outstanding shares of Class B Common Stock represent less than forty percent (40%) of the total voting power of the then outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders of the Corporation and may not be effected by any written consent in lieu of a meeting by such stockholders.

2. Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chief Executive Officer or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board, and may not be called by the stockholders or any other person or persons.

3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE IX

SECTION 203 OF THE DGCL

The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article IX, apply to the Corporation; and (b) all shares of Class B Common Stock of the Corporation have converted into shares of Class A Common Stock of the Corporation pursuant to the terms of Article V of this Certificate, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE X

AMENDMENT OF CERTIFICATE

The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate (including any Certificate of Designation), the affirmative vote of the holders of Class B Common Stock representing at least a majority of the voting power of the then-outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to amend, repeal, or adopt any provision adversely affecting the rights of holders of shares of Class B Common Stock, including, without limitation, changes to or inconsistent with Section 3 of Article IV, Article V or this Article X.

ARTICLE XI

CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: any (a) derivative action or proceeding brought on behalf of the Corporation; (b) action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (c) action asserting a claim arising under any provision of the DGCL or this Certificate or the Bylaws (as either may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (d) action asserting a claim governed by the internal affairs doctrine.

The federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder. The provisions of this Article XI shall not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Exchange Act or the rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of Article XI.

ARTICLE XII

SEVERABILITY

If any provision of this Certificate shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate (including without limitation, all portions of any section of this Certificate containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect. To the fullest extent permitted by law, the provisions of this Certificate (including, without limitation, any provision held to be invalid, illegal or unenforceable) shall be construed so as to provide the maximum protection permitted by law to directors, officers, employees and agents of the Corporation in respect of their good faith service or for the benefit of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf on the     day of the month of in the year 2021.

iFIT Health & Fitness Inc

By:
Name:
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